Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-51169) of Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership, and

(2)	Registration Statement (Form S-3 No. 333-118223) of Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership

of our report dated August 15, 2007 with respect to the historical summary of gross revenue and direct operating expenses of the Safe Mini Properties, included in Sovran Acquisition Limited Partnership’s Current Report on Form 8-K/A dated June 7, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York
August 15, 2007